                                                                   EXHIBIT 10.49

                        SEPARATION AGREEMENT AND RELEASE
                        --------------------------------

     This Separation Agreement and Release (hereinafter the "Agreement") contains all terms and compromises reached between Kenneth E. Kerby ("Mr. Kerby") and CellStar Ltd. ("Employer"), in connection with Mr. Kerby's separation from employment with the Employer. It is the intent of the parties, by entering into this Agreement, to resolve any and all disputes, claims or causes of action which might now exist or arise in the future between them.

     IT IS THEREFORE AGREED THAT:

     1. Effective October 25, 1996, Mr. Kerby voluntarily resigns his employment with the Employer and shall no longer be considered an employee of Employer. Furthermore, effective October 25, 1996, Mr. Kerby voluntarily resigned from all of his positions as an officer of CellStar Corporation and its affiliated entities. Furthermore, effective upon execution of this Agreement, Mr. Kerby also resigns from all of his positions as director of CellStar Corporation and its affiliated entities.

     2. In consideration for Mr. Kerby's promises and covenants in this Agreement, the Employer agrees:

     a.  to pay Mr. Kerby's salary through October 25, 1996;

     b. to continue to pay Mr. Kerby an amount as severance pay equal to his monthly salary of $16,666.66 (less required withholding), payable in accordance with Employer's standard procedures, from October 26, 1996, until November 1, 1997;

     c. to pay Mr. Kerby's cost for continued insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") from October 26, 1996 through November 1, 1997;

     d. that it will provide out placement services for Mr. Kerby for a period of six (6) full calendar months;

     e. that it will reimburse Mr. Kerby for legal fees incurred in connection with the negotiation and execution of this Agreement, not to exceed One Thousand Dollars ($1000.00); and

     f. that it will provide a neutral reference to all third parties who request a reference for Mr. Kerby by informing such parties that it is company policy to only provide neutral references.

     3. In consideration for the promises, payments and benefits provided herein by Employer, and in order to fully compromise and settle any and all claims and causes of action of any kind whatsoever relating to or arising out of Mr. Kerby's employment with Employer, including any claim arising under common law, contractual claim, or any other federal, state or local statute or ordinance, Mr. Kerby agrees:

     a. that Mr. Kerby will and hereby does unconditionally release, acquit and forever discharge Employer, all of its parent, subsidiary or affiliate companies, and all of their officers, directors, representatives, employees or agents from any and all charges, complaints, claims, causes of action, suits and expenses (including attorney fees and costs actually incurred) of any nature whatsoever, known or unknown, regarding any matter existing on or prior to the date hereof, including those matters relating to or arising out of Mr.

         Kerby's employment or separation thereof from Employer, except as contained in this instrument. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, TO ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF MR. KERBY'S EMPLOYMENT WITH EMPLOYER, SEPARATION THEREOF, OR ANY BENEFITS ASSOCIATED WITH SUCH EMPLOYMENT, INCLUDING ANY CLAIM UNDER TITLE VII OF THE CIVIL RIGHTS ACTS OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, OR ANY OTHER COMMON LAW, CONTRACTUAL OR STATUTORY CLAIM;

     b. that Mr. Kerby will not file any charges or complaints against Employer with the Equal Employment Opportunity Commission, the Texas Commission on Human Rights, or any other local, state or federal agency or court, and that if Mr. Kerby filed or has filed any such complaint or charge, and/or if any such agency or court assumes jurisdiction of any complaint or charge against Employer on behalf of Mr. Kerby, Mr. Kerby will request such agency or court to withdraw from the matter and dismiss said action.

     4. Notwithstanding anything herein contained to the contrary, Mr. Kerby shall have full rights of indemnification, to the same extent as other officers and directors of the Employer have such rights, with respect to actions taken or omitted by him on behalf of the Employer during his employment and also with respect to any third-party claims.

     5. Except as required by law, all parties agree that they will keep the terms and amount of this Agreement completely confidential and that neither party hereto will make any disparaging statements or allegations about the other to any person or governmental agency, including comments about Employer's employees, officers, directors or agents or about the reputations of Employer or any such person. It is recognized that the Employer's parent company may be required to file a copy of this Agreement with the Securities and Exchange Commission, issue a press release relating to Mr. Kerby's separation, and make other disclosures required of a public company pursuant to applicable law, and any such filing, press release or disclosure shall not be deemed to violate the provisions of this Agreement. The Employer shall not issue any press release regarding Mr. Kerby without his prior written or telefaxed approval of the text.

     6. With respect to any information or data, whatever its nature and form and whether obtained orally, by observation, from written material or otherwise obtained by Mr. Kerby during or as the result of Mr. Kerby's employment by the Employer and relating to any business plans, customer lists, financial information, financing arrangements or plans of the Employer or any of its affiliated entities, Mr. Kerby agrees:

     a. To hold all such information in strict confidence, and not publish or otherwise disclose any thereof except to or with the prior consent of any authorized representative of the Employer.

     b. To use all reasonable precautions to assure that all such information is properly protected and kept from unauthorized persons.

     c.  To make no use of any such information.

     d. To deliver to the Employer all written materials containing or relating to such information, all of which written materials and other things shall be and remain the sole property of the Employer. For this purpose, "written materials" shall be deemed to mean and include letters, memoranda, reports, notes, notebooks, books of account, data and all other documents or writings, and all copies thereof.

Mr. Kerby's agreement not to disclose information concerning this Agreement, the Employer or any person connected with the Employer shall not apply to compulsory disclosure pursuant to subpoena, deposition or other legal process. Mr. Kerby shall promptly notify the Employer of the service of any subpoena or demand for compulsory disclosure and shall refrain from making such disclosure for the maximum period of time permitted by law, to permit the Employer to take such actions as it may deem appropriate to have such service or demand set aside or to protect the confidential nature of the information being sought.

     8. In the event that Mr. Kerby breaches any provision of this Agreement except for compulsory process, all future obligations of Employer under Section 2.b. of this Agreement shall cease. As a further material inducement to enter into this Agreement, any party who breaches this Agreement must reimburse the non-breaching party for any and all loss, cost, damage or expense, including, without limitation, attorneys fees incurred as a result of any effort, action or lawsuit to enforce this Agreement. In addition, any breach of the Agreement will entitle the non-breaching party to seek injunctive relief to enforce this Agreement and to recover any actual damages incurred as a result of said breach. In the event of litigation, the losing party must pay the attorneys fees of the prevailing party.

     9. Mr. Kerby represents and acknowledges that in executing the Agreement he does not rely and has not relied upon any representation made by Employer or its agents, representatives or attorneys with regard to the subject matter, basis or fact of said Agreement, except on those contained in this Agreement. The parties agree that this Agreement represents a resolution of various matters and shall not be construed to be an admission of any liability or obligation by either party to the other party.

    10. This Agreement shall be binding upon and inure to the benefit of Mr. Kerby and upon Mr. Kerby's heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be binding upon and inure to the benefit of the Employer, all of its parent, subsidiary and affiliated companies, and any corporation or other entity into which or with which any thereof shall be liquidated, merged or consolidated.

     11. This Agreement is made within the State of Texas and shall in all respects be interpreted, enforced and governed under the laws thereof, and shall in all cases be construed as a whole (according to its fair meaning and not strictly for or against any of the parties).

     12. Should any provision of this Agreement be declared or be determined illegal and invalid, the validity of the remaining parts will not be affected.

     13. The parties, by their signatures below, represent and agree that (a) each has read this Agreement carefully and completely, and understands all provisions contained therein; (b) Mr. Kerby has been given a period of at least twenty-one (21) days to consider and review this Agreement; and (c) Mr.

Kerby is aware of his right to consult with legal counsel and has ample opportunity to do so if he so desires.

     14. No change or modification of this Agreement shall be valid unless in writing and signed by all parties hereto.

     15. Mr. Kerby will cooperate with Employer in response to requests for information or assistance by Employer in connection with all matters relating to or arising out of his employment with Employer.

     16. Mr. Kerby agrees that he will not disclose material non-public information about Employer or any of its parent, subsidiary or affiliate companies to anyone other than Employer's officers, directors, attorneys and accountants except to the extent compelled by compulsory process..

     17. MY SIGNATURE BELOW INDICATES THAT I HAVE READ THE ABOVE AGREEMENT AND VOLUNTARILY AGREE AND CONSENT TO THE TERMS AND CONDITIONS THEREIN.


 /s/ Kenneth E. Kerby
------------------------------------      Signed in Carrollton, Texas
KENNETH E. KERBY                          on December 19, 1996

     SUBSCRIBED AND SWORN to before me, the undersigned Notary Public on this the 19th day of December, 1996.

                                      /s/ Karen Taylor Jacks
                                     ----------------------------
                                     Notary Public in and for the
                                     State of Texas

                                     [NOTARY SEAL APPEARS HERE]
                                         Karen Taylor Jacks
                                        My Commision Expires
                                         February 20, 2000

FOR THE EMPLOYER:
CELLSTAR LTD.
By:  National Auto Center, Inc.


     By:  /s/ Alan H. Goldfield              Signed in Carrollton, Texas
        ----------------------------         on December 12, 1996.
              Alan H. Goldfield
              Chairman and CEO

     SUBSCRIBED AND SWORN to before me, the undersigned Notary Public on this the 12th day of December, 1996.


                                      /s/ Mollyn Marie Shew
                                     ----------------------------
                                     Notary Public in and for the
                                     State of Texas
[NOTARY SEAL APPEARS HERE]
  My Commission Expires
      April 8, 2000